MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

July 29, 2013

AllianceBernstein Multi-Manager Alternative Fund

1345 Avenue of the Americas

New York, New York 10105

Re: AllianceBernstein Multi-Manager Alternative Fund

Ladies and Gentlemen:

We refer to our opinion to you dated June 4, 2013 (the “Opinion”) concerning the valid issuance of Shares of the Trust referenced therein. We hereby consent to the filing of the Opinion as an exhibit to Pre-Effective Amendment No. 1 to the Trust’s Registration Statement under the Securities Act of 1933 and Amendment No. 4 to the Trust’s Registration Statement under the Investment Company Act of 1940 as filed on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. In giving this consent, we do not undertake to, and have not, updated our Opinion in any respect. Our Opinion continues to speak only as of the date thereof and is based on our understandings and assumptions as to the facts on such date and our review of the documents referenced in the Opinion and the application of the Delaware law as the same existed on the date of the Opinion. Capitalized terms used herein and not otherwise herein defined are used as defined in the Opinion.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering